                                                                    EXHIBIT 23.1


                   CONSENT OF KPMG LLP AND REPORT ON SCHEDULE



The Board of Directors
Dean & DeLuca, Inc.

The audits referred to in our report dated April 11, 2000, included the related financial statement schedule as of February 28, 1999 and January 30, 2000, and for the year ended February 28, 1999 and the eleven-month period ended January 30, 2000, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.


May 9, 2000
Wichita, Kansas

/s/ KPMG LLP

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                                                                     SCHEDULE II

                           DEAN & DELUCA, INC. AND SUBSIDIARIES
                             VALUATION AND QUALIFYING ACCOUNTS

    Description       Balance at beginning of year       Balance at end of year
    -----------       ----------------------------       ----------------------

Allowance for doubtful
  accounts receivable

        1999                    $ 24,036                         66,600
        2000                      66,600                        154,374

Allowance for excess or
 slow moving inventory

        1999                    $     --                        113,000
        2000                     113,000                        330,436

Information with respect to additions to and deletions from the above accounts has been omitted as such amounts and the balances of such accounts are not significant.